                                                                    Exhibit 23.2


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 4, 2000, (except for Note 17, as to which the date is February 1, 2000), in the Registration Statement on Form S-3 and related Prospectus of Spectrum Control, Inc. for the registration of shares of its common stock.


We also consent to the incorporation by reference of our report dated January 4, 2000 with respect to the financial statement schedule of Spectrum Control, Inc. for the years ended November 30, 1999, 1998 and 1997 included in the Annual Report (Form 10-K) for 1999 filed with the Securities and Exchange Commission.


We also consent to the incorporation by reference therein of our report dated May 21, 1999, with respect to the statement of assets purchased and liabilities assumed of the product lines acquired from AMP Incorporated as of December 31, 1998 and the related statements of revenue and direct costs and expenses of the acquired product lines for each of the two years in the period ended December 31, 1998, included in its current report on From 8-K/A dated June 9, 1999, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP


Pittsburgh, Pennsylvania

July 21, 2000